RELEASE

THIS RELEASE (this “Agreement”) is entered into as of October 3, 2013 by and between Millennium India Acquisition Company, Inc. (the “Company”) and F. Jacob Cherian (“Cherian”).

WHEREAS, Cherian has previously served in various capacities with the Company, and in connection therewith has accrued compensation due from the Company, whose payment has been deferred; and

WHEREAS, the Company and Cherian wish to resolve the status of such deferred compensation.

NOW, THEREFORE, based upon the mutual promises and conditions contained herein, and for good and valuable consideration, the sufficiency of which is hereby mutually acknowledged, the parties agree as follows:

1.

Release of Claims.  Cherian agrees to forego any and all such deferred compensation and, on his own behalf and on behalf of his heirs, executors, administrators and legal representatives (collectively, the “Cherian Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company and its affiliates and subsidiaries from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”) that any of the Cherian Parties may have, may have had, or may hereafter have, regarding such deferred compensation, including but not limited to Claims under any statute, common law, public policy, contract (whether oral or written, express or implied) or tort law; and the Company agrees to forego any Claims that such deferred compensation was improperly determined, awarded, accrued or earned and, on its own behalf and on behalf of its successors and assigns (collectively, the “Company Parties”), hereby irrevocably and unconditionally releases and forever discharges Cherian from any and all Claims that such deferred compensation was improperly determined, awarded, accrued or earned that any of the Company Parties may have, may have had, or may hereafter have, including but not limited to Claims under any statute, common law, public policy, contract (whether oral or written, express or implied) or tort law.

2.

Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Company and the Company Parties and Cherian and the Cherian Parties.

3.

Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties concerning the specific subject matter hereof and supersedes in its entirety any prior agreement between the parties concerning such subject matter.

4.

Governing Law.  This Agreement shall be governed, construed, performed and enforced in accordance with its express terms and otherwise in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law.

5.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile and/or “pdf” shall be deemed effective for all purposes.

6.

Headings.  The headings of the sections and sub-sections contained in this Agreement are for the convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MILLENNIUM INDIA ACQUISITION COMPANY, INC.

By: /s/ David Lesser_________________
Name:  David Lesser
Title:    Chairman and CEO

/s/ F. Jacob Cherian_________________
F. Jacob Cherian